Exhibit 5

November 28, 2006

FBO Air, Inc.
101 Hangar Road
Wilkes-Barre/Scranton International Airport
Avoca, PA 18641

Dear Sirs and Madams:

We refer to the Registration Statement on Form SB-2 (the “Registration Statement”) to be filed by FBO Air, Inc., a Nevada corporation (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 14,684,273 shares (the “Shares”) of the Company’s Common Stock, $.001 par value (the “Common Stock”), to be offered by the holders thereof named in the table under the caption “Selling Stockholders” in the Prospectus constituting Part I of the Registration Statement. Of the Shares, (1) the Company has issued an aggregate of 8,376,675 shares (the “Investor Shares”) of the Common Stock sold as part of units in a private placement which the Company closed on September 1, 2006; (2) the Company will issue an aggregate of 5,025,000 shares of the Common Stock upon the exercises of warrants sold to investors (the “Investor Warrants”) as part of the units in the aforementioned private placement; (3) the Company will issue an aggregate of 1,200,000 shares of the Common Stock upon the exercise of a warrant (the “Lender’s Warrant”) issued to a lender in September 2005 as additional consideration for a loan which enabled the Company to acquire Airborne, Inc., a New York corporation; and (4) the Company has issued an aggregate of 82,598 shares (the “Lawsuit Shares”) in settlement of two lawsuits initiated against the Company.

We have examined the Articles of Incorporation, as previously amended, of the Company, its bylaws, its minutes and other corporate proceedings and corporate records relating to the authorization and, where applicable, the issuance of the Investor Shares, the Investor Warrants, the Lender’s Warrant and the Lawsuit Shares. We have also reviewed the Registration Statement as intended to be filed, including the Prospectus which constitutes Part I of the Registration Statement. In our opinion, we have made such an investigation and examination as we have deemed necessary for the purposes of expressing an informed opinion on the matters hereafter discussed.

Based upon such examination and review, it is our opinion that:

1. The Company is duly organized and validly existing under the laws of the State of Nevada.

FBO Air, Inc.
November 28, 2006

2. The Investor Shares and the Lawsuit Shares are validly issued, fully paid and non-assessable.

3. The shares of the Common Stock to be issued upon the exercises of the Investor Warrants and the Lender’s Warrant will be, when issued in accordance with their respective terms, validly issued, fully paid and non-assessable.

In addition, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Description of Securities” and “Interest of Named Experts and Counsel” included in the Prospectus.

Very truly yours,

/s/ Wachtel & Masyr, LLP